Exhibit 99.1

C O R P O R A T E   P A R T I C I P A N T S

Brett Maas, Hayden Investor Relations

Nathan Mazurek, Chairman and Chief Executive Officer

Walter Michalec, Chief Financial Officer

Geo Murickan, President and CEO of Pioneer Power eMobility

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Robert Brown, Lake Street Capital Markets

Sameer Joshi, H.C. Wainwright & Co.

Robert Romano, Private Investor

P R E S E N T A T I O N

Operator

Greetings and welcome to the Pioneer Power Third Quarter 2024 Earnings Conference Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce our host, Brett Maas of Hayden Investor Relations. Thank you. You may begin.

Brett Maas

Thank you, Operator. The call today will be hosted by Nathan Mazurek, Chairman and Chief Executive Officer; Walter Michalec, Chief Financial Officer, and Geo Murickan, President of Pioneer Power eMobility. Following this discussion, there’ll be a Q&A session open to participants on the call. We appreciate the opportunity to review the third quarter financial results and recent business highlights. Before we get started, let me remind you this call is being recorded and webcast.

During this call, Management may make forward-looking statements. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Please refer to the cautionary text regarding forward-looking statements containing the earnings release issued earlier today, which applies to the content of the call.

I’d like to now turn the call over to Nathan Mazurek, Chairman and CEO. Nathan, please go ahead.

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Nathan Mazurek

Thank you, Brett. Good afternoon, and thank you all for joining us today. As you are likely aware by now, on October 29, we sold our Pioneer Custom Electrical Products, PCEP business unit, whose primary product line is the E-Block integrated power system to Mill Point Capital, a New York-based private equity group, for $50 million in a cash and equity transaction. More specifically, Pioneer received approximately $48 million in cash proceeds from the sale, and in addition received an approximately 6% equity stake in Mill Point’s new Voltaris electrical products platform.

Concurrently with the purchase of our E-Block business, Mill Point also purchased the Jefferson Electric dry-type transformer business from ERMCO as part of its efforts to build Voltaris into a significant provider of Power Solutions supporting the generational energy transition going on in the United States right now. We expect the E-Block business to continue to grow rapidly and profitably as part of Voltaris, and we are pleased to be original equity owners of this platform.

Finally, on November 14, we announced that Pioneer’s Board of Directors declared a one-time special cash dividend of $1.50 per share to be paid on January 7, 2025, to shareholders of record as of December 17, 2024. Our critical power business is the sole operating business unit that remains in Pioneer after the sale to Mill Point and will indeed be the focus of our prepared remarks. This business is anchored by our e-Boost mobile charging platform, first introduced in November 2021. In addition, related service revenue and some traditional on-site and mobile power sales.

During the third quarter of 2024, this business delivered outstanding year-over-year revenue growth of 130% and generated positive operating income for the first time since the introduction of the e-Boost platform in November of 2021. As of the end of the third quarter, our critical power segment inclusive of e-Boost had a total backlog of approximately $24 million, an increase of about 45%, compared to the yearend 2023. In fact, this backlog provides the basis for our revenue guidance for 2025.

What began with one truck-mounted fast charging solution in November 2021 has evolved into a 2024 revenue projected at $20 million plus for this year, a high growth business unit. Product scope expansion over the last three-plus years have taken that single truck-mounted unit and spawned e-Boost Mini, a skid-based DC fast charging solution that can be moved utilizing usually a forklift, E-boost mobile, the most prominent and the most active of the e-Boost platform, a trailer-based DC Fast Charging solution that can be pulled by a truck or tractor, e-Boost GOAT, a truck-integrated DC fast charging EV charging solution that invokes the AAA model, and finally, e-Boost POD, a DC fast charging system integrated into a shipping container for rural, extreme weather regions and/or semi-permanent applications.

With each of these solutions, we have proven our ability to innovate and address a rapidly evolving market and to customize our units electrically and/or mechanically to suit the needs of our diverse base of users. E-Boost has become synonymous in the industry for reliable and sustainably powered off-grid mobile EV charging solutions. To-date, e-Boost has delivered over 20,000 unique vehicle charging sessions and over 400 megawatts of sustainable off-grid power.

Innovation has not been limited to product design either. In August this year, we announced a groundbreaking collaboration with SparkCharge, the original and to-date the largest charging-as-a-service provider in the United States. Through this collaboration, we aim to drive wider adoption of mobile EV charging, integrating battery energy storage with our e-Boost System and SparkCharge’s Mobile Battery Energy Storage Systems. Together we believe we can unlock new value in the mobile EV charging market and accelerate technological advancements as we work towards economical and scalable net zero charging solutions. Since August, we have delivered two e-Boost units to SparkCharge and expect to deliver approximately 10 more e-Boost units in 2025. In addition, we have identified tremendous opportunities for growth across a variety of vertical markets and diverse use cases, including bus fleets, ports, airports, municipalities and utilities that are proceeding with the electrification of their vehicle fleets.

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We continue to believe the opportunities for growing our eMobility business are massive, and with proceeds from the sale of PCEP and zero debt, we have the capital necessary to fund our growth plans over the next several years. We are initiating guidance for 2025 of revenue between $27 million and $29 million. As a result of the PCEP sale, we are a smaller business and will likely see some variability quarter-to-quarter. However, looking across the full-year of 2025, we are confident in our ability to meet this guidance.

We expect our revenue for 2025 to be primarily derived from sales and rental of our e-Boost product line, as well as service and maintenance of said equipment. Breaking it down a bit further, we expect to generate approximately $17 million in revenue from the sale and rental of our equipment and approximately $10 million plus from our service and maintenance business. Of the approximately $17 million, we expect about $2.5 million to be the subject or be produced by longer-term lease/rental type agreements. We remain committed to continually innovating to bring new products to the market and expand our streams of revenue for consistent longer-term growth.

To that point, we plan on launching our home e-Boost product in early 2025 through targeted regional distributors and dealers. This product is our first solution focused on the residential and smaller commercial markets. Home e-Boost addresses the resiliency needs of millions of homeowners across the United States during adverse climate events, which are now too common and frequent, and simultaneously addresses the growing need for EV charging at home, especially fast charging, and especially during power outages. It was developed to run on existing natural gas lines, and unlike the majority of backup generators currently on the market that are designed to run for minimal or constricted hours per day and per year it is powered by an EPA rated prime engine that can operate 24/7. This product line also includes a fast charging option that can address the emerging demand for small businesses, minimal segment of the market, retail centers, that can utilize the same solution to meet their business uptime needs and additionally provide EV charging to their customers. We are deploying additional commercial resources to focus on and capitalize on this growing market.

Another dynamic market that has developed for us is the sale and rental of our e-Boost pure power units. With the growth of large battery energy storage systems, BESS, and deployment of on-site hydrogen fueling station, there has been increasing demand for power, raw power, to recharge the battery units and to power the hydrogen reformers, where reliable and powerful grid connections are not available today or will in the near future. E-Boost pure power offers large, quickly deployable, more sustainably powered units to support the on-site power needs for BESS and hydrogen customers.

We will be exploring additional application opportunities for our units as commercial enterprises, particularly businesses that do not have a massive electrical footprint, look to diversify away from a single, usually expensive utility connection. Specifically, we are marketing those power solutions to medical/dental type offices and facilities, small surgery centers, restaurants and the like. Finally, in terms of strategic transactions, while there is nothing imminent, we plan to be opportunistic with any acquisitions that we might pursue. We are looking primarily for sizable businesses with at least $25 million in revenue that are indeed complementary to our current e-boost platform and would be immediately accretive to our earnings.

With that, I will turn the call over to Walter.

Walter Michalec

Thank you, Nathan, and good afternoon, everyone. As Nathan mentioned earlier, on October 29, we successfully closed on the sale of our L.A. business, PCEP for $50 million in a cash and equity transaction, primarily cash, as we received total gross cash proceeds of $48 million, leaving our balance sheet in a very strong position. Our critical power business, which includes the e-Boost solutions, is the sole operating business unit that remains after the sale. My prepared remarks only consider the continuing operations, excluding the results of the recently sold PCEP business.

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Third quarter revenue for the Critical Power Business segment was $6.4 million, compared to $2.8 million in the year-ago quarter, an increase of approximately 130%. The increase was primarily due to the growth in our e-Boost business. Our Pioneer eMobility team was successful at delivering multiple e-Boost charging solutions to a customer in Canada, recognizing approximately $3 million in revenue during the third quarter from that contract alone. To put this in perspective, revenue from our e-Boost business was approximately $1 million in total for all of 2023.

Third quarter gross profit for the critical power segment was $1.5 million, or a gross margin of approximately 24%, compared to gross profit of $439,000, or approximately 16% of revenue in the third quarter of last year. The increase was once again due to the growth in our e-Boost business. Just mentioned the $3 million e-Boost job that shipped there in the third quarter, well, the extremely dedicated and hard-working team at Pioneer eMobility was successful at generating a blended gross margin of approximately 35% on that job. This is roughly 10 percentage points higher than our historical target. We continue to improve as a team, both in our sales and manufacturing efforts, and we expect that our margins will follow suit.

During the third quarter of 2024, our critical power segment generated operating income of $211,000, compared to generating an operating loss of $621,000 in the third quarter of last year. The $832,000 improvement was primarily due to the large increase in revenue from the sale of our e-Boost solutions and the higher margins we are seeing from that business.

Lastly, given the sale of our PCEP business in October, we are updating our revenue guidance for 2024, now expect to recognize between $21 million and $23 million in revenue from continuing operations. Indeed, also expect to generate significant operating income from the critical power segment during the fourth quarter of 2024. As Nathan mentioned, in 2025, we expect to deliver a revenue of $27 million to $29 million for the full year.

This concludes my remarks. I will now turn the call back over to the Operator for any questions.

Operator

Great, thank you. At this time we will be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Our First question is from Rob Brown from Lake Street Capital. Please go ahead.

Robert Brown

Good afternoon. Congratulations on all the progress.

Nathan Mazurek

Thank you, Rob.

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Robert Brown

You laid out some good color on the overall market, but I just want to get a little more detail on the demand drivers you’re seeing. Are there areas in 2025 that are starting to ramp? Are these customers sort of expanding their operations and these are refill orders at your current customer base or are there, how much is new customer wins, just how do you sort of see the pipeline of activity and what we should watch for in terms of new activity coming through?

Nathan Mazurek

Yes, I didn’t break 2025 down in my own head, percentage-wise, who’s new, who’s repeat, and by segment, and Geo can chime in as well, maybe just as if I finish the overall. It’s really all of it. Some are repeats. A lot of it is the segment that’s being driven by government or quasi-government. It’s states, city, municipalities, both for electric buses moving, the city buses, as we call them, or school bus related. However, that particular purchase order comes to us. Those are the big drivers.

I guess the group that’s been very active, but very active in trying to determine what they do going forward, but not so active in making final decisions on charging, is the package carriers—the big Alphas, the Amazons, FedEx, DHL, Postal Service, They’ve taken in a lot of electrical vehicles, vans, truck, every form really have been a big appetite for that, having made so many charging solutions choices and that’s we see that unfolding stronger for us in 2025, indeed going into ‘26.

Geo, you want to add or edit anything that I said?

Geo Murickan

Certainly, Nathan, I think you did cover most of it. We do see, Rob, a more robust business coming from the municipality segment and some related to utilities as they are starting to ramp up the numerous different fleets that are electrifying within a city. We expect to see some electrification on the sanitation side in terms of trash trucks and other things like that. There’s also a movement in the electrification of barn equipment and off-highway equipment, especially related to construction. All of these movements we expect to start seeing as newer movements, as well as we shore up more transit and electric school bus orders.

Robert Brown

Okay, great. Thank you for the color there. Then on the kind of business model, I know you mentioned a couple different ways you’re going about it to the market. Do you have sort of a preference or do you see one developing this in terms of rental versus sort of a product sale? Do you see that developing in one particular way or another? What’s your sort of view on what you’d like the business to be?

Nathan Mazurek

Yes, we’d like more lease rental, whatever you want to call it. We’re budgeting 2.5 for 2025. I’d really like to see that go up in 2026 to four plus. That’s very lucrative for us. It’s got to be with the right credit-worthy type customers. Otherwise, we’re better off on the sales side. Many municipalities, you would think they want to lease, many buy. That’s what they’re budgeted for. They believe that their cost of capital is lower in the long-term for their citizens doing it that way. It’s buy only in many of those cases. Some of the package carriers, their orientation’s the other way. They want to lease everything that they can lease on that basis. We see it going both ways. What’s the right move? If you use a hypothetical, would we engage in long-term leasing with Amazon? Of course. Would we do that with somebody who’s starting—is a startup trying some sort of service charging business? Maybe not.

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Robert Brown

Okay, got it. Then kind of last question is on your production capacity for the business. With all the changes, where are you at in terms of production capacity? Do you need to add more and what you’re thinking there?

Nathan Mazurek

Yes. I mean, You’re one of the few on the call. You’ve been to Champlain. You have an idea. We’re trying to keep that size on a steady basis. All the prototyping, all the first articles on jobs, truly single or two unit type that are very complicated and special, we’re going to continue to do in Champlain. We don’t have any reason to expand that particular site. Outside of that, we’ve been working with a couple of subcontractors to expand capacity without really investing and having it as a fixed cost for ourselves.

We’ll be getting the first ones with one gentleman in Southern California. The West California and even Washington, Oregon and those states are representing an outsized portion of projected 2025 revenue. That’s a huge pressure relief device for what we need to do in Champlain. Hopefully over the course of ‘25, I’d love to develop a similarly well-suited and valuable economical partner on the eastern part of the United States. We don’t have any plans to expand or take on any more facility than we do right now in Minneapolis.

Robert Brown

Okay, great. Thank you. I’ll turn it over.

Operator

Once again as a reminder, if you’d like to ask a question, it is star, one. Next question here is from Sameer Joshi from H. C. Wainwright. Please go ahead.

Sameer Joshi

Yes, thanks Walter, Nathan. Thanks for taking my questions and congrats on all the progress.

Nathan Mazurek

Thank you, Sameer.

Sameer Joshi

A very good color in the prepared remarks, actually. Many of my questions were answered there; thank you for that. But I do want to get into what you mentioned about the gross margins on the $3 million order that was delivered being closer to 35%. Was that because of any particular—was it a rental or a sale? Was there a service component to it? Should we expect similar levels of gross margins in the future (phon) quarters?

Nathan Mazurek

Yes, that was a sale. Frankly, I expected lower gross margins. That was a very complicated set of units—very, very complicated, rated for 40% below zero, all kinds of other features that they needed to have that we maybe didn’t price so well at the beginning, but the team did an amazing job. They also did an amazing job working with certain subcontractors, especially on the mechanical portion. Those guys not only did it faster, but faster and more economically than we might have been able to do it and we were able to really do the final wiring and electrification of it which is really where we have more valuable expertise and takes less time. We actually came in better than I expected. Should we see that all the time? We shoot for that on the e-Boost sales all the time.

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I think to the extent that the big variable to us has not been the material, we’ve probably been doing a little bit better on the material. It’s been predicting and budgeting the hours that it takes us to do and test and all the other special things that we do for all the units. As we’ve gotten more experience, we’ve gotten better at that too. Finally, when we had—this was by far the largest quarter we’ve ever had, probably the largest single event from a sales point of view for the last three plus years. The fourth quarter and the first quarter of 2025 will probably be a little higher than that, just the way things are laid out. I think it’s going to be instructive to us as well as to where those gross margins come out before we really start modeling out too far out into the future.

Sameer Joshi

Understand, thanks for that, color. Just sticking to sort of the customer diversity here, and you laid out the demand drivers based on Rob’s question. But in terms of the backlog of $24 million, how many customers are represented in it and what is the cadence? Like most of the time, I think it’s $17 million of this is sales or rental, I think you mentioned. But the service and maintenance of them, how long is that? Are they two year, three year, four year contracts?

Nathan Mazurek

Certainly, it’s four years is—I don’t think we have anything like that. That’s way, way too out. It’s going to be one year to three year type agreements, depends on the customer and so forth. But the cadence is super strong. But if you ask for what’s comprising the backlog without giving out the names, say the biggest single portion in the backlog is probably school bus-related. Then the second biggest broad category is going to be fleet-related whether it’s a municipal’s electric fleet, which includes anything and everything sometimes, or it’s going to be a private fleet-related, but that would be the single largest.

Sameer Joshi

Understood. Then just one last one. Of course, you probably will be sitting on $25 million to $30 million after January, I think, whenever you distribute your dividend? Yes.

Nathan Mazurek

Yes, January 7.

Sameer Joshi

Yes, and you did mention your intention to—you’re opportunistic on the M&A front. Have you already identified potential targets to acquire?

Nathan Mazurek

In a general way, yes, I’ve done a little work on that. We’re not in a big rush. We are and we aren’t. It has to be super compelling for us. After everything that we’ve gone through, it can’t be a cash drain on us. It’s got to be somewhat accretive. It’s got to be some redundancies and it’s got to somehow enhance or we’re getting more advanced technology that enhances what we’re doing in a quicker way., we’re open, Sameer, we’re open to suggestions.

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Sameer Joshi

Understood. May I squeeze one more on the SG&A front?

Nathan Mazurek

Sure.

Sameer Joshi

It seems that like your segment, SG&A, was around a $1 million for the business that you retain currently. But I’m sure there must be some overhead that gets added onto it from the corporate overhead after the divestiture? Do you have any outlook on what level of SG&A or as a percent of revenue we should expect forward?

Nathan Mazurek

Yes, for overall for the business, going into 2025, how we budgeted it?

Sameer Joshi

Yes, because in the Q you have laid it out for corporate, for the divested business, and for the continuing business, yes.

Nathan Mazurek

We do. I’ll let Walter answer.

Walter Michalec

Yes, hello, Sameer. Thank you for your question. Overall, we are going to seek to cut costs here at corporate. We’re expecting, as a percentage of revenue at corporate for the overhead expenses to come in roughly 12% or so of revenue. As we scale and grow the critical power business, you mentioned that there might be some corporate overhead layered in there. It actually isn’t. We separate the two. The SG&A expense over at the critical power business will be somewhere around that $1 million mark, and then it all really just depends on, how much R&D work we do.

Sameer Joshi

Got it, understood. Thanks for that clarification. Thanks for taking my questions.

Nathan Mazurek

Of course.

Operator

The next question is from Rob Romano, a Private Investor. Please go ahead.

Robert Romano

Yes, thank you for taking my call. Do you think you could be profitable on the revenue guidance next year?

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Nathan Mazurek

Yes, we do.

Robert Romano

Okay, great. I noticed the backlog was down sequentially in critical power and there may be some lumpiness there. Can you grow the backlog into 2025, you think, in a pretty significant manner?

Nathan Mazurek

That’s our goal every single day. Based on what we’re seeing and where we are on various proposals and negotiations, we’re pretty confident for the next two years.

Robert Romano

Okay. I know you had a filing last week regarding some large bonuses that were paid. I wonder if you could just comment on that.

Nathan Mazurek

Yes, I mean the largest bonus was to me. That was $2 million. The rest was much less. We had a $50 million sale. I was the investment banker on it. There was no investment banker so there were no fees there. Legal fees were very, very low in this case because we have prior experience with Mill Point from five years ago, and that shortened that as well. The Board decided that they felt that we had gotten a very, very high price for the business or a very fair price and rewarded me as such.

Robert Romano

Okay, thank you.

Nathan Mazurek

You’re welcome.

Operator

Since there are no further questions, I would like to turn the floor back to Management for any closing comments.

Nathan Mazurek

Sure. Thank you all for your time and support, and we look forward to updating you again on our next call.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you again for your participation.

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